EX-2.2
                                                  Purchase and Sale Agreement



                           PURCHASE AND SALE AGREEMENT

                                     between

      JAMES R. PERKINS ENERGY, L.L.C. AND E. WAYNE WILLHITE ENERGY, L.L.C.
                          AND J-W GAS GATHERING, L.L.C.

                                       and

                           Quest Oil & Gas Corporation


                          Agreement Date: April 1, 2003

                          Effective Date: May 31, 2003


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                               TABLE OF CONTENTS
                                                               Page

1.    Sale Agreement............................................  1

2.    Purchase Price............................................  3
      2.1    Deposits.............................................3
      2.2    Cash at Closing....................................  4
      2.3    Allocated Value....................................  4
      2.4    Section 1031 Exchange..............................  4

3.    Representations and Warranties............................  5
      3.1    Organization, Good Standing, Etc...................  5
      3.2    Authority..........................................  5
      3.3    Absence of Liabilities.............................  5
      3.4    Contracts..........................................  5
      3.5    Consents and Approvals.............................  5
      3.6    Litigation.........................................  5
      3.7    Compliance with Laws...............................  5
      3.8    Taxes..............................................  5
      3.9    Tax Partnerships...................................  6
      3.10   Insurance..........................................  6
      3.11   Powers of Attorney.................................  6
      3.12   Payout and Gas Balancing...........................  6
      3.13   Affiliate..........................................  6
      3.14   Broker's or Finder's Fees............................6
      3.15   Survival...........................................  6
      3.16   Survival...........................................  6
      3.17   Survival...........................................  7

4.    Purchaser's Representations and Warranties................  7
      4.1    Organization, Good Standing, Etc...................  7
      4.2    Authority..........................................  7
      4.3    Consents and Approvals.............................  7
      4.4    Broker's or Finder's Fees..........................  7
      4.5    Survival...........................................  7

5.    Covenants.................................................. 7
      5.1    Access to Information..............................  7
      5.2    Title Matters....................................... 8
      5.3    Conduct of Businesses.............................. 12
      5.4    Consents............................................12
      5.5    Conditions......................................... 12
      5.6    Preferential Right Notices


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6.    Purchaser's Conditions Precedent.......................... 13

7.    Seller's Conditions Precedent............................. 14

8.    The Closing............................................... 14
      8.1    Purchaser's Deliveries............................. 14
             8.1.1   Payment.................................... 14
             8.1.2   Closing Memorandum..........................15
      8.2    Seller's Deliveries................................ 15
             8.2.1   Assignments................................ 15
             8.2.2   Releases................................... 15
             8.2.3   Notices.................................... 15
             8.2.4   Closing Memorandum......................... 15
      8.3    Costs    ...........................................15
      8.4    Change of Operator .................................15
      8.5    Further Assurances .................................15

9.    Adjustments............................................... 16
      9.1    Taxes   ........................................... 16
      9.2    Suspended Proceeds ................................ 17

10.   Assumption of Obligations................................. 17
      10.1   Employees.......................................... 17

11.   Environmental Matters..................................... 18
      11.1   Seller's Representations .......................... 18
      11.2   Notice of Adverse Environmental Conditions......... 18
      11.3   Remedies........................................... 19

12.   Indemnification............................................19

13.   Termination............................................... 20

14.   Default................................................... 21

15.   Miscellaneous............................................. 21
      15.1   Time............................................... 21
      15.2   Notices............................................ 21
      15.3   Choice of Law...................................... 22
      15.4   Headings........................................... 22
      15.5   Entire Agreement................................... 22
      15.6   Assignment......................................... 22
      15.7   Amendment.......................................... 22
      15.8   Severability....................................... 22

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      15.9   Attorney Fees...................................... 22
      15.10  Waiver............................................. 23
      15.11  No Third Party Beneficiaries....................... 23
      15.12  Execution in Counterparts.......................... 23
      15.13  Public Announcement................................ 23


Schedule "1.1"       Description of Leases
Schedule "1.2"       Schedule of Wells,  Net  Revenue  Interest,  and  Purchase
                     Price Allocation
Schedule "1.5"       Beason Yard Location - Materials
Schedule "2.1"       Escrow Agreement
Schedule "3.4"       Contracts
Schedule "3.13"      Affiliate Transactions
Exhibits "8.2.1"     Assignment, Bill of Sale and Conveyance
Exhibits "8.2.4"     Letters in Lieu of Transfer Orders

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



                     PURCHASE AND SALE AGREEMENT

      This agreement is entered into the 1st day of April 2003 by and between the following:

             JAMES R. PERKINS ENERGY, L.L.C. AND E. WAYNE WILLHITE ENERGY, L.L.C. AND J-W GAS GATHERING, L.L.C., Kansas limited liability companies (jointly and severally the "Seller"); and

             QUEST OIL & GAS CORPORATION, a Kansas corporation
             (the "Purchaser").

      In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Purchaser agree as follows:

1. Sale Agreement. Subject to the terms and conditions of this Agreement, the Seller agrees to sell and convey and the Purchaser agrees to purchase and pay for 100% of Seller's right, title and interest in the Properties, effective at 12:01 a.m. on May 31, 2003 (the "Effective Date"). As used herein, "Properties" means the following:

      1.1 All of the Seller's right, title and interest in and to oil and gas leases described in Schedule 1.1 covering certain mineral interests underlying lands described in such leases or including in units with which any of such leases may be pooled or unitized, whether developed or undeveloped (the "Leases"), and all of Seller's right, title and interest in and to overriding royalty interests, carried interests, net revenue interests, net profits interests, licenses, production payments, permits and other interests and agreements relating to the lands and the wells located thereon (the "Interests") subject to the terms, conditions, covenants, and obligations set forth in the Leases or subsequent assignments of the Leases. Notwithstanding the foregoing, this sale does not include royalty interests owned by Seller as a result of Seller's fee ownership of the mineral interests and not as a result of Seller's present or past ownership of the Leases.

      1.2 All of the Seller's right, title, and interest in and to all wells, including but not limited to oil, gas, injection and water wells, located on the Leases including without limitation, those wells described on Schedule 1.2 (collectively, the "Wells")

      1.3 All oil, gas and other hydrocarbons ("Hydrocarbons") produced from the Properties or allocated to the Properties or sold after the Effective Date.

      1.4    All of the  Seller's  interest in and to all operating agreements,
             gas balancing agreements,joint   venture   agreements,    farmout
             agreements,

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             farmin  agreements,  dry hole agreements,  bottom hole
             agreements, acreage contribution agreements, area of mutual interest agreements, easements, permits, salt water disposal agreements, surface agreements, unitization or pooling agreements, warranties, covenants, indemnities and representations from third parties related to the Properties.

      1.5 All of the Seller's interest in and to all surface and subsurface equipment, supplies, machinery, signage, gathering assets, distribution and disposal facilities and tanks and all other real or tangible personal property and fixtures which are located on the Properties including all equipment, material, inventory and other personal property at Seller's Beason Yard in the Hale Area as described in Schedule 1.5 herein, excluding portable tools, vehicles and any other items of personal property temporarily located on the Properties.

      1.6 All of the Seller's interest and estate in, to or derived under any oil, gas and mineral unitization, pooling and communitization agreements, declarations or orders relating to the Properties, and the units, pools or communitized areas, if any, created thereby (including, without limitation, all units, pools or communitized areas formed under orders, regulations, rules or other official acts of any federal, state or other governmental agency having or asserting jurisdiction) and all interests in any Wells within the units, pools or communitized areas associated with the Properties.

      1.7 To the extent the same are assignable or transferable all of the Seller's interests in and to all: (i) orders, contracts, title opinions and documents, abstracts of title, leases, deeds, unitization agreements, pooling agreements, operating agreements, division of interest statements, participation agreements, and all other agreements and instruments, easements, rights-of-way, licenses, authorizations, permits and similar rights and interests, subject to the rights of third parties (the "Related Agreements"); (ii) except as expressly provided otherwise herein, all warranties, covenants and representations from third parties, and all claims, rights and causes of action against third parties, asserted and unasserted, known and unknown; related to the Properties arising from the Related Agreements; and (iii) all sales contracts and pipeline access agreements.

      1.8    All lease files,  land files,  well files,  division  order  files,
             abstracts,   title  files,   geophysical  data,  maps,  accounting
             records,  and other information in the possession of the Seller or
             copies  thereof  (the  "Records")   specifically  related  to  the
             Properties, and all rights thereto.


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

2. Purchase Price. Subject to the adjustments and prorations hereinafter described, the total purchase price to be paid by the Purchaser to the Seller for the purchase of the Properties is the sum of $2,000,000 (the "Purchase Price"). The Purchase Price will be adjusted and paid as follows:

     2.1 Deposit. Upon execution of this Agreement, the Purchaser shall pay to the Seller's account a deposit in the amount of Two Hundred Thousand Dollars ($200,000.00) (the "Deposit"). Such payment shall be tendered into escrow in accordance with the Escrow Agreement attached as
          Schedule 2.1 and made a part hereof, with Emprise Bank, by wire transfer in immediately available funds to the account designated by Emprise Bank.

          2.1.1 In the event the Closing (as hereinafter defined) has not occurred on or before May 31, 2003, the Purchaser may extend the date of Closing for 30 days by paying to the Seller the additional sum of Twenty Thousand Dollars ($20,000.00) (the "Extension Deposit"). Such payment shall be tendered by wire transfer in immediately available funds to the above escrow account.

          2.1.2 In the event the Closing occurs on or before June 30, 2003, the Deposit and the Extension Deposit, if paid, exclusive of interest earned, shall be applied toward the Purchase Price, less and except any portion of the Deposit and Extension Deposit which is refunded to Purchaser pursuant to any Post-Closing Title Defect adjustment made under Section 5.2.7.

          2.1.3 In the event the Closing has not occurred on or before May 31, 2003 for any reason other than Purchaser's termination under
                Section 13(b) or 13(d), and the Purchaser has not paid to the Seller the Extension Deposit, the Deposit will be forfeited to the Seller, including all accrued interest.

          2.1.4 In the event the Closing has not occurred on or before June 30, 2003, for any reason other than Purchaser's termination under
                Section 13(b) or 13(d), the Deposit and the Extension Deposit will be forfeited to the Seller, including all accrued interest.

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     2.2  Cash at Closing. On the Closing Date (as hereafter defined), the
          Purchaser will pay to the Seller's account, in immediately available funds, the Purchase Price as adjusted under paragraphs 5.2 and 9 of this Agreement (the "Adjusted Purchase Price") less the Deposit and Extension Deposit. The Adjusted Purchase Price shall be tendered by wire transfer in immediately available funds as directed by Seller.

     2.3 Allocated Value. Schedule 1.2 sets forth the allocation of the Purchase Price among each of the Properties for purposes of adjusting the Purchase Price for Title Defects pursuant to Sections 5.2.4, 5.2.6, and 5.2.7 and serving notices of rights of first refusal or preferential rights to purchase elections under Section 5.6. The "Allocated Value" for any Property shall equal the portion of the unadjusted Purchase Price allocated to such Property on Schedule1.2. Any adjustments to the Purchase Price for Title Defects under Section
          5.2 shall be applied to the amount set forth in Schedule 1.2 for the particular affected Property. Purchaser shall accept such agreed Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values. Seller and Purchaser agree to use the Allocated Values as the basis for reporting asset values and all other purposes of all federal, state, and local tax returns including without limitation Internal Revenue Service Form 8594 and for all other purposes.

     2.4 Section 1031 Exchange. Any of the parties constituting Seller may not desire to sell the Properties for cash, but rather to exchange one, more or all of such parties' interests in the Properties for properties of like kind, character and value in transactions qualifying for the deferral of income pursuant to Internal Revenue
          Section 1031. Accordingly, any or all of the parties constituting Seller may designate such parties' interests in the Properties for exchange, and in connection therewith to assign this Agreement to the extent of the applicable proceeds of such interests to a qualified intermediary for purposes of affecting a simultaneous or deferred exchange of properties. Purchaser agrees to reasonably accommodate Seller in this regard provided that such accommodation does not entail any degree of risk or expense and does not significantly obligate Purchaser other than to the extent of remitting designated proceeds to the qualified intermediary.

3. Seller's Representations and Warranties. As an inducement to the Purchaser to enter into this Agreement, each Seller represents and warrants to the Purchaser that as of the date of this Agreement and as of the Closing Date:

      3.1 Organization, Good Standing. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Kansas and has the authority to own the Properties and to carry on such Seller's business as now being conducted.

      3.2 Authority. The Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has the authority and legal right to enter into, execute, deliver and perform the transactions contemplated by this Agreement. This Agreement is legal, valid and binding with respect to the Seller and is enforceable in accordance with its terms.

      3.3 Absence of Liabilities. Except for a loan from the Bank of Oklahoma that shall be satisfied on or before Closing, the Seller has no debt, liability, obligation or commitment, absolute or contingent, that relates to the Properties. Seller has complied and will continue to comply with all applicable federal, state or local statutes, laws and regulations. On or before the Closing Date the Properties shall be free and clear of all mortgages, pledges, liens, charges, burdens and encumbrances (other than the Permitted Encumbrances) created by, through or under Seller.

      3.4 Contracts. All material contracts, commitments or agreements related to the Properties are disclosed in Schedule 3.4.

      3.5 Consents and Approvals. Seller has made or obtained all notices, filings, authorizations, consents or approvals of any governmental entity, person or other entity that are required for the Seller to consummate the transactions contemplated by this Agreement.

      3.6    Litigation.   No action,  suit or  proceeding  is pending,  nor to
             Seller's knowledge threatened or contemplated, against the Seller or the Properties.

      3.7 Compliance with Laws. Seller has not violated any applicable law, ordinance, regulation, writ, judgement, decree or order of any court or government or government unit in connection with the Properties, the consequence of which singly or in the aggregate would have a material adverse effect on the Seller or the Properties.

      3.8 Taxes. All ad valorem, property, production, severance and similar taxes and assessments relating to the Properties, including taxes and assessments based on or measured by the ownership of property

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
             comprising   the  Properties  or  the  production  or  removal  of
             hydrocarbons or the receipt of proceeds therefrom, have been timely paid when due and are not in arrears.

      3.9 Tax Partnerships. None of the Properties are treated for income tax purposes as being owned by a partnership (other than the Seller).

      3.10 Insurance. The Seller will maintain or cause to be maintained through the Closing Date, with financially sound and reputable insurers, insurance to the extent and against such hazards and liabilities and in such types and amounts as is commonly maintained by entities similarly situated.

      3.11 Powers of Attorney. No outstanding powers of attorney relate to or affect any of the Properties.

      3.12   Gas Balancing   None of the Properties have gas imbalances.

      3.13 Affiliate. There are no transactions affecting any of the Properties between the Seller and any of the Seller's affiliates except as set forth in Schedule 3.13 attached hereto as a part hereof. As used in this Agreement, "affiliate" means, with respect to any person or entity, each other person or entity directly or indirectly controlling, controlled by or under common control with such person (including Producers Services, Inc., E. Wayne Willhite, James R. Perkins, and Perkins Oil Enterprises, Inc.).

      3.14 Broker's or Finder's Fee. The Seller has not incurred any liability contingent or otherwise, for broker's fees in respect of this Agreement for which the Purchaser will have any responsibility whatsoever.

      3.15 Seller has made or has caused to be made proper and timely payments of all royalties, bonus payments, option payments, rentals and deposits due under the Leases and has complied with, performed, observed and satisfied or has caused to be complied with, performed, observed and satisfied all material terms, conditions, obligations and liabilities which have arisen under any of the provisions of any of the Leases or any agreements or instruments
             or  any  statute,   order,  writ,  injunction  or  decree  of  any
             governmental agency or of any court relating to the Properties.

      3.16 Subject to the rents, covenants, conditions and stipulations contained in the Leases, Purchaser may enter into and upon, hold and enjoy the Leases for the residue of their respective terms and all renewals or extensions of the Leases for its own use and benefit, without any lawful interruption by Seller or any individual or entity claiming, or to claim, by, through or under Seller, except pursuant to Permitted Encumbrances;


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

      3.17 Survival. Seller's Representations and Warranties shall survive Closing.

4. Purchaser's Representations and Warranties. As an inducement to the Seller to enter into this Agreement, the Purchaser represents and warrants to the Seller that as of the date of this Agreement and the Closing Date:

      4.1 Organization, Good Standing, Etc. The Purchaser is a duly organized, validly existing corporation in good standing under the laws of the State of Kansas. The Purchaser has the power to execute and deliver this Agreement and to consummate the transaction contemplated hereby.

      4.2 Authority. The Purchaser has taken all necessary action to authorize the execution, delivery and performance of this
             Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform the transactions contemplated by this Agreement. This Agreement is legal, valid and binding with respect to the Purchaser and is enforceable in accordance with its terms

      4.3 Consents and Approvals. No notice to, filing with, or authorization, consent or approval of any governmental entity, person or other entity is necessary for the Purchaser to consummate the transactions contemplated by this Agreement.

      4.4 Broker's or Finder's Fees. The Purchaser has not incurred any liability, contingent or otherwise, for broker's or finder's fees in respect of this Agreement for which the Seller will have any responsibility whatsoever.

      4.5    Survival.   Purchaser's   Representations   and  Warranties  shall
             survive Closing.

5. Covenants. The parties agree to perform the following prior to the Closing Date:

      5.1 Access to Information. The Seller will make available to the Purchaser all title opinions, division orders, and other information regarding the Properties available in the Seller's files. Existing abstracts and title opinions will not be brought down to date by the Seller. All such material, and the material referred to in the section below, shall be made available at the Seller's office in Howard, Kansas, during normal working hours.

             The Seller will also permit the Purchaser to examine and copy, the following files and records relating to the Properties:

             (a) All production records, gas pricing certifications and contracts;

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

             (b) All land, geological, production, engineering and accounting records necessary to assume operations of the Properties; and

             (c) All records necessary to reconstruct financial information for the period the Seller has owned the Properties to the extent such records are reasonably available and are in the Seller's possession.

             The Purchaser will be given copies of files pertaining to the Properties at Closing.

     5.2  Title Matters-Leases.

          5.2.1 An amount has been listed on Schedule 1.2 attached hereto for the Seller's interests in the Leases for purposes of providing a mechanism to adjust the Purchase Price in the event of title defects with respect to such Leases and for purposes of valuing any Properties or portions thereof that may be subject to a right of first refusal or preferential right to purchase. A Lease, or any Interest included in or attributable to such Lease, shall be deemed to have a "Title Defect" if Seller on the Closing Date has less than "Defensible Title."

                As used herein, the term "Defensible Title" shall mean, with respect to each Lease, such title, that, except for and subject to the Permitted Encumbrances (as defined below): (1) as of the Effective Date entitles Seller to receive not less than the "Net Revenue Interest" set forth in Schedule 1.2 of all Hydrocarbons produced, saved and marketed from or attributable to such Lease without decrease during the life of the Lease, after satisfaction of all royalties, overriding royalties, net profits interest or other similar burdens on or measured by production of oil or gas; (2) obligates Seller to bear costs and expenses relating to the maintenance, development and operation of such Lease in an amount not greater than the "Working Interest" set forth in Schedule 1.2 without increase during the term of the Lease; and (3) is free and clear of all material encumbrances, liens, conditions, and defects that a prudent owner of producing properties would be unwilling to accept and pay for the affected Lease without a reduction in the Purchase Price; and (4) includes all access, ingress and egress rights as are reasonably necessary to operate the Property.


          5.2.2 The term "Permitted Encumbrances" shall mean:


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                (1)  lessors'  royalties,  overriding  royalties,  and division
                     orders   and  sales   contracts   covering   Hydrocarbons,
                     unitization  and  pooling   designations  and  agreements,
                     reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce Sellers' Net Revenue Interest in any affected Lease to less than the Net Revenue Interest for such afflicted Lease set forth in Schedule 1.2 attached hereto or to increase Seller's Working Interest in any affected Lease to more than the Working Interest for such affected Lease set forth on Schedule 1.2 attached hereto;

                (2) inchoate liens for taxes or assessments not yet due or not yet delinquent;

                (3)  all rights to consent by,  required  notices  to,  filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained subsequent to such sale or conveyance, but only to the extent such relate to the sale or conveyance contemplated by this Agreement;

                (4) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like that are not such as to materially interfere with operations on the Lease;

                (5) such Title Defects or other defects as Purchaser has elected to waive pursuant to the terms of this Agreement;

                (6)  the  terms  and  conditions  of the  Leases  and  all
                     agreements, orders, instrumental,   documents   and  other
                     matters expressly  described in or referred to in Schedule
                     1.1 or  Schedule 3.4 attached hereto;

                (7) valid, subsisting and applicable laws, rules or orders of any governmental authority to the extent the same affect (a) the rate or amount of production from or attributable to any Lease; or (b) the sale, transportation, marketing or other disposition of any such production or (c) potential obligations to plug wells or restore surface area (to the extent Seller has not received a notice, request or order to meet such obligations);

                (8) required third party consents to assignment and similar agreements with respect to the Properties and rights of first refusal and/or preferential rights to purchase in favor of third parties as to which (A) waivers or consents are obtained from the appropriate parties, or (B) the appropriate time period for asserting such rights, after the giving of any applicable notice, has expired without an exercise of such rights;

                (9) materialmen's, mechanics', repairmen's, employees', contractors', operators' or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of a Lease, (A) if not filed pursuant to law, (B) if filed, have not yet become due and payable or payment is being withheld as provided by law or (C) if their validity is being contested in good faith by appropriate action, so long as such liens or charges do not interfere with operations on the affected Lease;

                (10) mortgages  or  security  interests  to  the  Bank  of
                     Oklahoma or any other lending institution to the extent they are released by the Closing Date.

         5.2.3 Purchaser shall give Seller written notice on or before 11:59 p.m., CST, on the date 10 days before closing, of each Title Defect that Purchaser is entitled under Section 5.2.1 to treat, and has so elected to treat, as a Title Defect for purposes of adjusting the Purchase Price at Closing or, subject to the provisions of Section 5.2.6 below, of terminating this Agreement. Provided, however, that if a third party asserts a claim with respect to the Interests, or otherwise alleges the existence of a matter which would be a Title Defect, Seller shall notify Purchaser of such fact promptly, and in any event on or before the earlier of the Closing Date or five (5) days after such assertion; any such matter of which Purchaser so receives notice of may be asserted as a Title Defect at any time up to Closing.

         5.2.4 If (a) Purchaser timely gives notice pursuant to Section 5.2.3 of any Title Defect that Purchaser is entitled under Section
               5.2.1 to treat, and has so elected to treat, as a Title Defect, and (b), unless on or before the Closing Date, such Title Defect has been cured or the basis for treating such defect as a Title Defect has been removed, or Purchaser agrees to waive such Title Defect and purchase the defective Lease notwithstanding such Title Defect, and (c) the Title Defect would result in the total impairment of the Lease, then the Purchase Price allocated to each Lease with such a Title Defect (the "Defect Interest") shall be reduced by the aggregate of the amounts allocated to such Defect Interest pursuant to Section 1.2 in which case the Defect Interest shall be removed from Schedules 1.1 and 1.2 and shall be retained by the Seller.

                In the event the Title Defect would not result in Purchaser receiving less than a 51% Net Revenue Interest and less than a 51% working interest in a Lease, the dollar amount listed on
                Schedule 1.2 for each Lease that has a Title Defect shall be used to determine adjustments to the Purchase Price in the proportion that the Title Defect impairs the value of the Lease, assuming the total value of such Lease is the amount listed therefor on Schedule 2.3 and the Purchaser shall be deemed to have accepted the assignment of such Defect Interest subject to such Title Defect.

                If the Purchaser and the Seller cannot agree on the amount of adjustment to the Purchase Price for a Title Defect, then the applicable Lease shall be deleted in its entirety from Schedules 1.1 and 1.2 retained by the Seller and the Purchase Price shall be reduced by the amount set forth for such Lease on Schedule 1.2

         5.2.5 In connection with its examination of title data and other due diligence, Purchaser shall notify Seller in writing of any Title Defect which Purchaser is entitled under Section 5.2.1 to treat, and has elected to treat, as a Title Defect as soon as reasonably practicable after Purchaser has actual knowledge of such Title Defect or other defect but in any event on or before 11:59 p.m., CST, ten days before Closing. Seller shall have the right, but not the obligation, to attempt to cure any such Title Defect or other defect pursuant to Section 5.2.4.

         5.2.6 In the event that the Title Defects which Purchaser is entitled under Section 5.2.1 to treat, and has elected to treat as a Title Defect, result in a total reduction under Section 5.2.4 above in an amount equal to or greater than twenty percent (20%) of the Purchase Price, then Purchaser or Seller shall have the right to terminate this Agreement upon written notice to the other party. In the event that the aggregate of Title Defect adjustments do not result in a total reduction under Section 5.2.4 above equal to or greater than twenty percent (20%) of the Purchase Price, then neither Purchaser nor Seller shall have the right to terminate this Agreement and there shall only be a reduction of the Purchase Price as provided in Section 5.2.4 above.

         5.2.7 After Closing, Purchaser shall have an additional period of sixty (60) days (the "Post-Closing Title Defect Period") within which to identify additional Title Defects and to provide notice of same to Seller in the same manner as set forth in Section
               5.2.3. With respect to asserted Title Defects discovered within the applicable Post-Closing Title Defect Period that are not cured by Seller within thirty (30) days of receipt of any notice of such Title Defect, the parties shall either (a) agree that Purchaser shall retain the affected Lease and accept Seller's separate written indemnification for all damages attributed to such Title
                Defect, or (b) agree to accept an adjustment to the Purchase Price for such Defect, or (c) absent any such agreement, Purchaser shall reconvey the affected Lease to Seller, free and clear of all encumbrances, except encumbrances in existence on the Effective Date (and adjust revenues received and expenses paid accordingly), whereupon Seller shall pay a refund to Purchaser in the amount of the Unadjusted Purchase Price allocated to the Lease on Schedule 2.3.

      5.3 Conduct of Businesses. Prior to the Closing Date, the Seller will operate the Properties in a businesslike manner in accordance with the Seller's prior practices and will use the Seller's best efforts to maintain and preserve the Properties.

      5.4 Consents. The parties will use their best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Seller as are necessary for the consummation of the transactions contemplated by this Agreement.

      5.5    Conditions.   The  Seller  and  the   Purchaser   will  use  their
             respective best efforts to cause the conditions in sections 6 and 7 to be satisfied.

      5.6 Preferential Right Notices. The Seller shall prepare and distribute third party notices of right of first refusal or preferential right to purchase that Seller is aware of which are identified on Schedule 3.4 within three (3) business days after execution of this Agreement by all parties.

6. Purchaser's Conditions Precedent. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction on or before the Closing Date or waiver (subject to applicable law) of each of the following conditions:

      6.1 No preliminary or permanent injunction or other order will have been issued by any court of competent jurisdiction or any regulatory body preventing consummation of the transactions contemplated by this Agreement.

      6.2 No action will have been commenced or threatened against the Seller, the Purchaser or any of their respective affiliates, associates, officers or directors seeking damages arising from, or to prevent or challenge the transactions contemplated by this Agreement.

      6.3 All representations and warranties of the Seller contained herein will be true and correct in all material respects.

      6.4 The Seller will have performed or satisfied as of the Closing Date all obligations, covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Seller.

      6.5 The Purchaser shall have obtained financing of this transaction from Wells Fargo Bank Texas, N. A. and/or Wells Fargo Energy Credit, Inc.

      6.6 The Purchaser shall have entered into a contract satisfactory to Purchaser for the purchase of the Seller's gas gathering business assets, including pipelines, compressors, plants, taps, and contracts (or for the purchase of all of the outstanding ownership interests in Seller or in Seller's owners).

      6.7 The Purchaser shall have entered into employment contracts or consulting agreements, satisfactory to Purchaser, with the following persons: E. Wayne Willhite and James R. Perkins.

      6.8 Purchaser shall have conducted an environmental audit or inspection of the Properties and be satisfied that there are no Environmental Liabilities with respect to any of the Properties.

      6.9 All mortgages or security interests to the Bank of Oklahoma or any other lending institution are released.

7. Sellers' Conditions Precedent. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part:

      7.1 No preliminary or permanent injunction or other order will have been issued by any court of competent jurisdiction or any governmental or regulatory body preventing consummation of the transactions contemplated by this Agreement.

      7.2 No action will have been commenced or threatened against the Seller, the Purchaser or any of their respective affiliates, associates, officers or directors seeking damages arising from, to prevent or to challenge the transactions contemplated by this Agreement.

      7.3 All representations and warranties of the Purchaser contained herein will be true and correct in all material respects.

      7.4    The  Purchaser  will have  performed in all material  respects all
             obligations,   agreements   and   conditions   contained  in  this
             Agreement to be performed or complied with by the Purchaser.

8. The Closing. The exchange of Purchaser's Deliveries for Seller's Deliveries shall constitute "the Closing". Unless extended pursuant to paragraph 2.1 or otherwise by written agreement executed by the Seller and the Purchaser, the Closing will be consummated at 1:00 p.m. local time in the offices of the Seller in Howard, Kansas on May 31, 2003 (the "Closing Date").

      8.1 Purchaser's Deliveries. On the Closing Date, the Purchaser will deliver or cause to be delivered to the Seller the following items (all documents will be duly executed and acknowledged where required):

             8.1.1   Payment.  The  portion  of the  Purchase  Price  due under section 2 as adjusted under paragraphs 5.2 and 9 of this Agreement.

             8.1.2 Closing Memorandum and Regulatory Forms. Approval of the memorandum (subject to the post-closing adjustments as provided in Section 9) prepared by the Seller, setting forth the items delivered and accounting for the payments made on the Closing Date, and the properly executed and acknowledged regulatory forms provided by the Seller that are necessary to transfer operations from the Seller to the Purchaser. The Seller will execute and file such forms with the appropriate state or federal agency and provide copies thereof to Purchaser.

      8.2 Sellers' Deliveries. On the Closing Date, the Seller will deliver or cause to be delivered to the Purchaser the following items (all documents will be duly executed and acknowledged where required):

             8.2.1 Assignments. Assignments and conveyances in substantially the form of Exhibit "8.2.1" attached hereto as a part hereof conveying to the Purchaser all of the Seller's right, title and interest in and to the Properties.

             8.2.2   Releases.   Releases  and   termination   statements  with
                     respect to any and all liens, claims, security interests and other encumbrances covering any of the Properties.

             8.2.3 Notices. Letters in lieu of transfer orders addressed to all purchasers of production from the Properties in the form of Exhibit "8.2.4" attached hereto as a part hereof.

             8.2.4 Closing Memorandum. A memorandum to be prepared by the Seller setting forth the items delivered and accounting for the payments made on the Closing Date.

      8.3 Costs. The Seller will pay the Seller's attorneys' fees. The Purchaser will pay the following closing costs: (i) the Purchaser's attorneys' fees; and (ii) the cost of recording all documents.

      8.4 Change of Operator. After Closing, the Seller will reasonably cooperate with the Buyer to effect a change of operator from Seller to Purchaser on the Properties pursuant to the any applicable operating agreements, including signing letters of resignation and support for Purchaser and successor operator. Seller represents and warrants that Purchaser shall have the right
             to be named successor operator of each of the Properties.   The
             Purchaser's  right  to  be  successor   operator  of  any  of  the
             Properties is a condition of this transaction.

      8.5 Further Assurances. After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

9.    Adjustments.   All  receipts  and  disbursements   with  respect  to  the
      Properties will be prorated as of the Effective Date except as otherwise addressed herein as follows:

           (a) gross proceeds from production of Hydrocarbons prior to the Effective Date attributable to the Properties will be the property of and payable to the Seller;

           (b) gross proceeds from production of Hydrocarbons after the Effective Date attributable to the Properties will be the property of and payable to the Purchaser;

           (c) all costs, expenses and expenditures attributed directly to the Properties and arising prior to the Effective Date will be the obligation of the Seller;

           (d) all costs, expenses and expenditures attributed directly to the Properties and arising after the Effective Date will be the obligation of the Purchaser; and

           (e) all taxes  shall be handled in  accordance  with  paragraph  9.1 below.

           Any of the foregoing adjustments which can be quantified on the Closing Date and any adjustments under paragraph 5.2 will be treated as an adjustment to the Purchase Price.

           On or before 45 days after Closing, the Seller shall prepare a post-closing schedule and the Purchaser and the Seller will account for and agree on all of the foregoing adjustments and any adjustments required under paragraph 5.2 and the net adjustment will be paid to the appropriate party on or before 60 days after Closing.

      9.1 Taxes. Purchaser shall be responsible for the economic burden of all taxes relating to the Property from and after the Effective Date. Seller shall be responsible for payment of all taxes relating to the Property prior to the Effective Date.

             Taxes payable on an annual basis shall be prorated between the Purchaser and the Seller as of the Effective Date. Regardless of when assessed or due, ad valorem and all other taxes based on production attributable to the Properties shall be the obligation of the party entitled to the production during the period on which such tax is based. Taxes payable on an annual basis shall be prorated between the Purchaser and the Seller as of the Effective Date. Ad Valorem taxes payable for 2002 shall be paid by the Seller prior to Closing. The portion of Ad Valorem taxes payable for 2003 and applicable to the period prior to the Effective Date shall be paid by Seller to Purchaser as an adjustment to the Purchase Price at Closing. Such portion shall be an amount equal to the

             2002 ad valorem tax liability for the Properties multiplied by the number of days in 2003 prior to the Effective Date and divided by 365. Seller shall provide a copy to Purchaser of any 2002 tax bills upon execution of this Agreement.

      9.2 Suspended Proceeds. The Seller shall deliver to the Purchaser at Closing an accounting of all suspended proceeds in Seller's possession attributable to the Properties. The Seller shall pay over to the Purchaser at Closing all such suspended proceeds by way of adjustment to the Purchase Price. Upon receipt of such suspended proceeds, the Purchaser shall assume all obligations and liabilities with regard to such suspended proceeds and shall indemnify and hold the Seller harmless of all claims relating thereto, notwithstanding anything otherwise provided in Section 12.

10. Assumption of Obligations. From and after the Closing, the Purchaser assumes and agrees to perform all express or implied covenants and obligations of the Seller relating to the Properties arising after the Closing. The Purchaser also assumes the Seller's proportionate part of the expenses and costs of plugging and abandoning wells and restoration of wells or operation sites, all in accordance with the applicable laws, regulations and contractual provisions. The Purchaser shall assume the risk of any change in the condition of the Properties from the Effective Date to the Closing, except to the extent any change of condition is attributable to the willful misfeasance or negligence of the Seller occurring while the Properties are under Seller's control.

    Except as otherwise provided in paragraph 5.2 with respect to Title Defects, the Properties are understood to be subject to all existing operating agreements, unit operating agreements, unitization agreements, pooling agreements, gas sales agreements, and other contracts or obligations relating to the Properties that are of record, have been disclosed to the Purchaser, are described in Schedule 3.4 or referred to in any document described in Schedule 3.4 or are of a nature generally encountered in the oil and gas industry. The Purchaser shall assume and be responsible for all such obligations of the Seller arising after the Effective Date. The Purchaser shall assume all rights and duties of the operator of any Properties that are presently operated by the Seller, including but not limited to all necessary filings with state agencies to properly effectuate such transfer arising after the Effective Date. The Seller agrees that it will not enter into any new contracts, or modify any existing contracts, without the written consent of the Purchaser which, however, shall not unreasonably be withheld.

11.  Environmental   Matters.   With   respect   to   all   Environmental
     Liabilities, as that term is used hereinafter, the following provisions shall govern:

     11.1 Seller's Representations. To Seller's knowledge, The Seller has operated the Properties in compliance with all applicable Environmental Laws and no governmental or private third party has made a demand, asserted any claim or commenced any suit, action or proceeding arising from or in connection with any Environmental Liabilities with respect to the Properties.

           The term "Environmental Liabilities" shall mean any liabilities, claims, expenses, penalties, fines or other obligations, including
           reasonable  fees  of  attorneys,   for   environmental   conditions,
           situations,   circumstances,   events   or   incidents   on,  at  or
           concerning, originating at or relating to the Properties arising directly or indirectly from (i) the use, transportation, handling, storage, treatment, disposal, emission, discharge, spill, leak, injection, escape, dumping, release or threatened release in any work place or to the air, land, surface waters, groundwaters or other medium, on or off site, of any Hazardous Substances, or (ii) the related investigation, reporting, study, cleanup, corrective action, removal, remediation, or monitoring with respect thereto. The term "Hazardous Substances" shall mean petroleum, crude oil, saltwater, or any fractional or constituent part thereof, and any
           substance,    material,    waste,   toxic   substance,    pollutant,
           contaminant, constituent, petroleum (including without limitation crude oil, saltwater, or any fraction thereof), or any variation
           thereof,   defined   as   hazardous   in   (I)   the   Comprehensive
           Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986 and otherwise, 42 U.S.C. ss.9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901, et seq., the Clean Air Act, 42 U.S.C. ss.7401, et seq., the Toxic Substances Control Act, 15 U.S.C. ss.2601, et seq., the Safe Drinking Water Act, 42 U.S.C. ss.300f, et seq., the Federal Water Pollution Control Act, 33 U.S.C. ss.125 1, et seq., the Oil Pollution Act of 1990, 33 U.S.C. ss.2701, et seq., and other federal laws relating to protection of the environment; (ii) regulations relating to such federal laws; or (iii) similar state
           and  local  laws,   ordinances,   and   regulations   (collectively,
           "Environmental  Laws").  Seller has provided  Purchaser with any and
           all   environmental   inspections   and   assessments   in  Seller's
           possession, including, without limitation, all written reports, data, and conclusion with respect to the Properties.

      11.2 Notice of Adverse Environmental Conditions. If, prior to Closing, Purchaser determines that any adverse environmental conditions exist with respect to the Properties, then Purchaser will notify Seller in writing of any such adverse environmental conditions.

           An adverse environmental condition shall not include a well site which is in need of plugging, the removal of equipment, filling in of pits, restoration of the surface and other nonhazardous clean up in the ordinary course of operations following the completion or abandonment of a well.

           The cost of an adverse environmental condition for purposes of this subsection 11.2 will be all costs and claims associated with the existence, remediation or correction of the adverse environmental condition.

      11.3 Remedies for Adverse Environmental Conditions. With respect to any adverse environmental condition affecting the Properties and for which timely notice is given to Seller, Purchaser may (a) request Seller to cure the adverse environmental condition, but Seller will have no obligation to cure the adverse environmental condition, or
           (b) receive a mutually acceptable reduction in the Purchase Price equal to the cost of the adverse environmental condition; or (c) exclude the effected Property from the transaction.


12. INDEMNIFICATION. FROM AND AFTER THE CLOSING DATE, EACH SELLER AND ITS MEMBER OR MEMBERS SHALL DEFEND, INDEMNIFY AND SAVE AND HOLD HARMLESS, PURCHASER, ITS SHAREHOLDER, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS AGAINST ALL CLAIMS AND SANCTIONS OF EVERY KIND AND CHARACTER, INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS' FEES, COURT COSTS AND COSTS OF INVESTIGATION THAT RELATE (1) TO THE PROPERTIES AND ARISE FROM OR ARE ATTRIBUTABLE TO THE PERIOD PRIOR TO THE EFFECTIVE DATE, AND (2) TO THE OBLIGATIONS AND LIABILITIES OF SELLER TO PURCHASER UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT.

      FROM AND AFTER THE CLOSING DATE, PURCHASER SHALL DEFEND, INDEMNIFY AND SAVE AND HOLD HARMLESS EACH SELLER, ITS MEMBERS, MANAGERS, EMPLOYEES AND AGENTS AGAINST ALL CLAIMS, OF EVERY KIND AND CHARACTER, INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS' FEES, COURT COSTS AND COSTS OF INVESTIGATION, THAT RELATE (1) TO THE PROPERTIES AND ARISE FROM AND ARE ATTRIBUTABLE TO THE PERIOD COMMENCING ON OR AFTER THE EFFECTIVE DATE;
      (2) TO THE OBLIGATIONS AND LIABILITIES OF PURCHASER TO SELLER UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT.

      12.1 Claims Defined. As used in this section, "claims" include costs, expenses, obligations, claims, demands, causes of action, liabilities, damages, fines, penalties and judgment of any kind or character, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown and all costs and fees (including without

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
           limitation, interest, attorneys' fees, costs of experts, court costs and costs of investigation) incurred in connection therewith, including, but not limited to claims arising from or directly or indirectly related to royalty, operating, suspense and capital obligations attributable to the Properties.

      12.2 Intent. Except as otherwise provided in this Agreement and the Assignment, it is the express intent and agreement of the Seller and the Purchaser that the Purchaser accepts the Properties in their "as is, where is" condition, subject to any and all defects, deficiencies, irregularities and claims related or attributable in any manner thereto, including, without limitation, any matter affecting in any respect the title or physical condition of, or the right to own, use, operate, develop or enjoy, the Properties, whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect.

      12.3 The parties hereto agree promptly to notify the other party of the making of any demand, the assertion of any claim, or the commencement of any suit, action or proceeding by any third party for which indemnity may be sought under this Agreement (an "Indemnity Obligation") prior to expending or committing to expend funds for which indemnity may be sought. The party from whom indemnification is sought (the "Indemnifying Party") shall have the right, but not the obligation, to assume the defense or settlement of any Indemnity Obligation of which the party seeking indemnification (the "Indemnified Party") gives notice, provided, however, that if the Indemnifying Party does not elect to assume such defense or settlement, the Indemnified Party shall have the right, but not the obligation, to assume such defense or settlement but shall not thereby waive any right to indemnity therefor by the Indemnifying Party pursuant to this Agreement, and the Indemnifying Party shall at all times have the right, at its option and expense, to participate fully therein. Each party shall have reasonable access to the books, records and personnel in the possession or control of the other party which are pertinent to the defense or settlement of any Indemnity Obligation. The parties shall cooperate in the defense or settlement of any Indemnity Obligation, but the party electing to assume such defense or settlement shall have full authority, to the extent permitted the owner of the Interests, to determine all action to be taken with respect thereto and the terms of the settlement, provided, however, that without the consent of the Indemnified Party, no settlement shall be entered into that does not include as an unconditional term thereof the giving by the person asserting such claims an unconditional release of the Indemnified Party from all personal liability with respect to such claim.


13.   Termination.  This  Agreement  may be  terminated  and  the  transactions contemplated hereby may be abandoned by: (a) mutual consent of the Seller and the Purchaser; (b) the Purchaser if the Purchaser is not in default, and the condition precedents set forth in section 6 of this Agreement have not been satisfied or waived by the Purchaser; (c) the Seller, if the Seller is not in default, and the conditions precedent set forth in section 7 of this Agreement have not been satisfied or waived by the Seller, or (d) by either the Seller or the Purchaser if adjustments under paragraph 5.2 or paragraph 11.3 exceed twenty percent (20%) of the Purchase Price. In the event of termination, written notice thereof will be given to the other party specifying the provision pursuant to which such termination is made. On termination pursuant to this section 13, this Agreement will become void and have no effect, and there will be no liability hereunder on the part of the Purchaser or the Seller or any of their respective members, managers, officers, directors, employees, agents, stockholders or principals. In the event of such termination, the Deposit and Extension Deposit shall be returned to Purchaser.

14. Default. If a party fails to perform any obligation contained in this Agreement, the party claiming default will serve written notice to the other party specifying the nature of such default and demanding performance. If the Seller fails to cure such default within ten (10) days after receipt thereof, the Purchaser will have the option to waive such default, to demand specific performance, to exercise any other remedy available at law or in equity or to terminate this Agreement. If the Purchaser fails to cure such default within ten (10) days after receipt thereof, the Seller will have the option to waive such default or to terminate this Agreement and retain as its exclusive remedy all of the Deposit and Extension Deposit as liquidated damages and not as a penalty.


15.   Miscellaneous.  It is further agreed as follows:

      15.1   Time.  Time is of the essence of this Agreement.

      15.2 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given and received when delivered personally or by telefacsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following addresses or to such other or additional addresses as any party might designate by written notice to the other parties:

             To the Seller:    J-W  Gas   Gathering,   LLC,  James  R.  Perkins
                               Energy, LLC and E. Wayne Willhite Energy, LLC
                               204 S. Cedar
                               Howard, KS  67349
                               Attn: Mr. James R. Perkins\E. Wayne Willhite
                               Telephone:  (620) 374-2133
                               Fax:  (620) 374-2134

             To the Purchaser:

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

                               Quest Oil & Gas Corporation
                               P.O. Box 100
                               Benedict, Kansas  66714
                               Telephone: (620) 698-2250
                               Fax:  (620) 698-3030

      15.3 Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Kansas.

      15.4 Headings. The paragraph headings contained in this Agreement are for reference purposes only and are not intended to affect in any way the meaning or interpretation of this Agreement.

      15.5 Entire Agreement. This Agreement, the Related Agreements and any document executed in connection herewith or therewith on or after the date of this Agreement constitute the entire agreement between the parties with respect to the subject matters hereof and thereof.

      15.6 Assignment. It is agreed that the parties may not assign such party's rights nor delegate such party's duties under this Agreement without the express written consent of the other party to this Agreement.; provided however, Seller hereby gives its consent to Purchaser to assign this agreement to any other subsidiary or a newly formed entity owned by Quest Resource Corporation, provided such assignee specifically and expressly agrees in writing to be bound by all covenants and conditions contained herein.

      15.7 Amendment. Neither this Agreement, nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

      15.8 Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible and to be legal, valid and enforceable.

      15.9 Attorney Fees. If any party institutes an action or proceeding against any other party relating to the provisions of this Agreement, the party to such action or proceeding which does not prevail will reimburse the prevailing party therein for the reasonable expenses of attorneys' fees and disbursements incurred by the prevailing party.

      15.10  Waiver.   Waiver  of   performance   of  any  obligation  or  term
             contained in this

             Agreement by any party, or waiver by one party of the other's default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

      15.11 No Third Party Beneficiaries. This Agreement has been and is made solely for the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns and no other person will acquire or have any rights under or by virtue of this Agreement.

      15.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original and which together will constitute one and the same instrument.

      15.13 Public Announcements. There will be no public release of information of any kind by either of the parties with respect to this Agreement, other than the recordation of the assignments and certain other documents exchanged at Closing, and the transactions herein provided for, unless mutually approved by the parties, which approval will not be unreasonably withheld, or, if such release is required by the law, including necessary disclosure under the security laws, then each of the parties will receive a copy of such release at least forty eight (48) hours prior to its dissemination.

      In witness whereof, the Seller and the Purchaser have executed this Agreement on the date first above written to be effective on the Effective Date.

                               "Seller"


                               JAMES R. PERKINS ENERGY, LLC


                               By      /s/ James R. Perkins
                                      ---------------------------------
                               Name:  James R. Perkins
                               Title: Manager

                                      "Member"

                                      /s/ James R. Perkins
                                      ---------------------------------
                                      James R. Perkins

                               E. WAYNE WILLHITE ENERGY, LLC


                               By     /s/ E. Wayne Willhite
                                      ---------------------------------
                               Name:  E. Wayne Willhite
                               Title: Manager

                                      "Member"

                                      /s/ E. Wayne Willhite
                                      ---------------------------------
                                      E. Wayne Willhite

                               J-W GAS GATHERING, LLC


                               By     /s/ E. Wayne Willhite
                                      ---------------------------------
                               Name:  E. Wayne Willhite
                               Title: Manager

                                      "Member"

                                      /s/ James R. Perkins
                                      ---------------------------------
                                      James R. Perkins

                               "Purchaser"

                               Quest Oil & Gas Corporation


                               By     /s/ Douglas L. Lamb
                                      ---------------------------------
                               Name:  Douglas L. Lamb
                               Title: Co-Chief Executive Officer


                               By     /s/ Jerry D. Cash
                                      ---------------------------------
                               Name:  Jerry D. Cash
                               Title: Co-Chief Executive Officer